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EXHIBIT 10.2

PURCHASE AND SALE AGREEMENT

(DDGs)

    THIS AGREEMENT, made and entered into as of August 8, 2001, by and between Badger State Ethanol, LLC, a Wisconsin limited liability company ("Seller"), and 1CM Marketing, Inc., a Kansas corporation ("Buyer").

WITNESSETH

    WHEREAS, Seller desires to sell and Buyer desires to purchase the Wet Distiller's Grains with Solubles, and Dried Distiller's Grains with Solubles (hereinafter the "Products") output of the ethanol production Plant which Seller owns in Monroe, Wisconsin (hereinafter called the "Plant") and

    WHEREAS, Seller and Buyer wish to agree in advance of such sale and purchase to the price formula, payment, delivery and other terms thereof in consideration of the mutually promised performance of the other,

    NOW, THEREFORE, in consideration of the promises and the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, it is hereby agreed:

    1.  PURCHASE AND SALE.  Seller agrees to sell to Buyer its entire bulk feed grade Products output from the Plant, and Buyer agrees to purchase from Seller the entire bulk feed grade Products output from the Plant, subject to all the terms and conditions set forth in this Agreement.

    2.  TERM.  The initial term of this Agreement shall be for three (3) years commencing on the date of the first delivery of Products under this Agreement. Thereafter, this Agreement shall be automatically renewed for successive one year terms unless either party gives written notice to the other party of it's election not to renew not later than ninety (90) days prior to the expiration of the then current term.

    3.  DELIVERY AND TITLE.

      A.  The place of delivery for all Products sold pursuant to this Agreement shall be FOB Plant. Buyer and Buyer's agents shall be given access to the Plant in a manner and at all times reasonably necessary and convenient for Buyer to take delivery as provided herein. Buyer shall schedule the loading, and shipping of all outbound Products purchased hereunder which is shipped by truck or rail, but all labor and equipment necessary to load trucks or rail cars shall be supplied by Seller without charge to Buyer. Seller agrees to handle the Products in a good and workmanlike manner in accordance with Buyer's reasonable requirements and in accordance with normal industry practice. Seller shall maintain the truck/rail loading facilities in safe operating condition in accordance with normal industry standards.

      B.  Seller further warrants that storage space for not less than 10 days production of Products (herein, the "Storage Capacity"), based on normal operating capacity, shall be reserved for Buyer's use at the Plant and shall be continuously available for storage of Products purchased by Buyer hereunder at no charge to Buyer. Buyer warrants and agrees to remove Products before the Storage Capacity limits are exceeded, and Buyer shall be responsible for Seller's actual costs and damages resulting from Buyer's failure to do so. Seller shall be responsible at all times for the quality and condition of the quantity for any Products stored up to the Storage Capacity at the Plant. Buyer shall be responsible for the quantity, quality and condition of any Products once title to the Products passes to Buyer or for any Products not stored at the Plant or, unless Seller agrees otherwise in writing, for any Products in excess of the Storage Capacity at the Plant.

      C.  Buyer shall give to Seller a schedule of quantities of Products to be removed by truck and rail respectively with sufficient advance notice reasonably to allow Seller to provide the required transportation services. Seller shall provide the labor, equipment and facilities necessary to meet Buyer's loading schedule and, except for any consequential or indirect damages, shall be responsible for Buyer's actual costs or damages resulting from Seller's failure to do so. Buyer shall order and supply trucks as scheduled for truck shipments. All freight charges shall be the responsibility of Buyer and at Seller's option, shall either be paid by Seller and promptly reimbursed by Buyer, or shall be billed to and paid directly by Buyer. Demurrage charges will be for the account of the Buyer if Buyer fails to provide railcars in accordance with all production schedules provided by Seller. Demurrage charges will be for the account of the Seller if Seller fails to load railcars in accordance with said schedules.

      D.  Subject to Section 1, Buyer shall provide loading orders as necessary to permit Seller to maintain Seller's usual production schedule, provided, however, that Buyer shall not be responsible for failure to schedule removal of Products unless Seller shall have provided to Buyer production schedules as follows: Five (5) days prior to the beginning of each calendar month during the term hereof, Seller shall provide to Buyer a tentative schedule for production in the next calendar month. On Wednesday of each week during any term hereof, Seller shall provide to Buyer a schedule for actual production during the next production week (Monday through Sunday). Seller shall inform Buyer daily, of inventory and production status by 8:30 am. CDT. For purposes of this paragraph, notification will be sufficient if made by facsimile or email as follows:

    If to Buyer, to the attention of 1CM Marketing, Inc., Randy Ives, Facsimile number 316/796-0944; and randyi@icminc.com; and

    If to Seller, to the attention of General Manager, Facsimile number 608/329-3866; and                [insert email when known];

    or to such other representatives of Buyer and Seller as they may designate to the other in writing.

      E.  Title, risk of loss and full shipping responsibility shall pass to Buyer upon loading the Products into trucks or rail cars at the Plant, as the case may be, and delivering via facsimile or email to Buyer the bill of lading for each such shipment (Seller will promptly mail to Buyer by first class mail the original bills of lading).

      F.  None of the Products shall be sold more than 180 days in advance by Buyer unless Seller explicitly approves in writing the price and terms of any such contract. Buyer will advise weekly and update Seller monthly on all outstanding contractual obligations, and the terms thereof. The aforementioned method of notification (facsimile or email) shall be deemed sufficient for this purpose. Any forward sales contracts approved by the Seller shall be the responsibility of the Seller, and the Seller shall have the full benefit or burden of those contracts, subject however to Buyer's continued performance of its obligations hereunder which are required to fulfill such contracts.

    4.  PRICE AND PAYMENT.

      A.  Buyer agrees to pay Seller for all Products removed by Buyer from the "Plant," a price equal to [***]. Buyer agrees to use commercially reasonable efforts to achieve the highest resale price available under prevailing market conditions in the reasonable judgment of Buyer and Seller. After one (1) year, Buyer will submit to Seller a report for the twelve (12) months just ended showing the statistical correlation of weekly commodity prices of key commodities to the price of the Products. Provided a strong correlation exists between an index or commodity and the price of the Products, Seller will consider an incentive pricing program pursuant to which the parties would agree to negotiate a mutually acceptable pricing and compensation formula using then relevant factors for the industry.

[***]  Material has been ommitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission.

      B.  On a daily basis, Weekends and Holidays excluded, Seller shall provide Buyer with certified weight certificates for the previous day's shipments. Buyer shall pay Seller the full price, determined pursuant to paragraph 4A above, for all properly documented shipments. Payment for such shipments shall occur so that payment is received on or by the following Thursday of each shipment week (Monday through Sunday). Buyer agrees to maintain accurate sales records and to provide such records to Seller upon request. Seller shall have the option to audit Buyer's sale invoices at any time during normal business hours and during the term of this Agreement.

    5.  OUANTITY AND WEIGHTS.

      A.  It is understood that said output of the Products shall be determined by Seller's production schedule and that no warranty or representation has been made by Seller as to the exact quantities of Products to be sold pursuant to this Agreement. At the effective date of this Agreement, the output estimated by Seller to be sold to the Buyer is approximately eleven thousand (11,000) tons of Dried Distillers Grains per month from the Plant.

      B.  The quantity of Products delivered to Buyer from the Plant shall be established by weight certificates obtained from scales which are certified as of the time of weighing and which comply with all applicable laws, rules and regulations. In the case of rail shipments, the first official railroad weights will govern establishment of said quantities. The outbound weight certificates shall be determinative of the quantity of Products for which Buyer is obligated to pay pursuant to Section 4.

      C.  All rail cars loaded at the Plant shall be grain hopper cars. Seller agrees that such cars shall be loaded to full visible capacity at the Plant. If not loaded to full visible capacity and such failure to load to full visible capacity is caused solely by either Seller or Buyer, then the party causing such failure to load shall pay in full the portion of freight charges allocable to the unused capacity of the car; otherwise Buyer and Seller shall share equally in such costs. It is agreed and understood that all railcars, when loaded to full visible capacity, shall be defined as having a "light weight".

    6.  OUALITY.

      A.  Seller understands that Buyer intends to sell the Products purchased from Seller as a primary animal feed ingredient and that said Products are subject to minimum quality standards outlined in Exhibit A for such use. Seller agrees and warrants that the Products produced at the Plant and delivered to Buyer shall meet the minimum quality standards outlined in Exhibit A.

      B.  Seller warrants that all Products sold to Buyer hereunder shall, at the time of delivery to Buyer, conform to the minimum quality standards outlined in Exhibit A. Said minimum quality standards are subject to change at the discretion of Seller upon reasonable notice which shall be deemed to be 30 days of written notification to Buyer. Buyer shall have ten (10) days from the receipt of Product sample to test the Products and determine their conformity in all material respects to the minimum quality standards in Exhibit A. For any Products failing to meet such standards, Buyer may reject such Product and shall notify Seller immediately by telephone (with facsimile or email confirmation) of the basis for such rejection.

      C.  Seller warrants that at the time of loading the Products will not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act and that each shipment may lawfully be introduced into interstate commerce under said Act. Payment of invoice does not waive Buyer's rights if goods do not comply with terms or specification of this Agreement. Unless otherwise agreed between the parties to this Agreement, and in addition to other remedies permitted by law, the Buyer may, without obligation to pay, reject either before or after delivery, any of the Products which are found by Buyer to fail in a material way to conform to this Agreement. Should any of the Products be seized or condemned by any federal or state department or agency for any reason except noncompliance by Buyer with applicable federal or state requirements, such seizure or condemnation shall operate as a rejection by Buyer of the goods seized or condemned and Buyer shall not be obligated to offer any defense in connection with the seizure or condemnation. However, Buyer agrees to cooperate with Seller in connection with the defense of any quality or other Product claims, or any claims involving seizure or condemnation. Buyer shall be fully responsible for, and shall indemnify Seller against any liability for claims arising from any failure to deliver Products to Buyer's purchasers, except to the extent that delivery under those contracts fails due solely to Seller's fault. When rejection occurs before or after delivery, at its option, Buyer may:

        (1) Dispose of the rejected goods after first offering Seller a reasonable opportunity of examining and taking possession thereof, if the condition of the goods reasonably appears to Buyer to permit such delay in making disposition; or

        (2) Dispose of the rejected goods in any manner directed by Seller which Buyer can accomplish without violation of applicable laws, rules, regulations or property rights; or

        (3) If Buyer has no available means of disposal of rejected goods and Seller fails to direct Buyer to dispose of them as provided herein, Buyer may return the rejected goods to Seller, upon which event Buyer's obligations with respect to said rejected goods shall be deemed fulfilled. Title and risk of loss shall revert back to Seller promptly upon proper rejection by Buyer hereunder.

        (4) Seller shall reimburse Buyer for all costs reasonably incurred by Buyer in storing, transporting, returning and disposing of the rejected goods. Buyer shall have no obligation to pay Seller for rejected goods and may deduct reasonable costs and expenses to be reimbursed by Seller from amounts otherwise owed by Buyer to Seller.

        (5) If Seller produces Products which comply with the warranty in Section C above but which do not meet applicable industry standards, Buyer agrees to purchase such Products for resale but makes no representation or warranty as to the price at which such Product can be sold. If the Product deviates so severely from industry standard as to be unsaleable in Buyer's reasonable judgment, then it shall be disposed of in the manner provided for rejected goods in Section C above.

      D.  If Seller knows or reasonably suspects that any Products produced at the Plant are adulterated, misbranded, or do not meet the minimum quality standards set forth in Exhibit A, Seller shall promptly so notify Buyer so that such Product can he tested before entering interstate commerce. If Buyer knows or reasonably suspects that any Products produced by Seller at the Plant are adulterated, misbranded or outside of minimum quality standards set forth in Exhibit A, then Buyer may obtain independent laboratory tests of the affected Products. If such Products are tested and found to comply with all warranties made by Seller herein, then Buyer shall pay all testing costs and if the Products are found not to comply with such warranties, Seller shall pay all testing costs.

    7.  RETENTION OF SAMPLES.  Seller will take an origin sample of the Products from each truck or rail car before it leaves the Plant using standard sampling methodology. Seller will label these samples to indicate the date of shipment that the truck, rail car, or pickup number involved. Seller will also retain the samples and labeling information for not less than 30 days. At a minimum, a composite analysis on all Products shall be sent once a month to Buyer. It is understood that said analysis is a composite and may or may not be indicative of the current analysis.

    8.  INSURANCE.

      A.  Seller warrants to Buyer that all Seller's employees engaged in the removal of Products from the Plant shall be covered as required by law by worker's compensation and unemployment compensation insurance.

      B.  Seller agrees to maintain throughout every term of this Agreement comprehensive general liability insurance, including Product Liability coverage, with combined single limits of not less than $2,000,000. Seller's policies of comprehensive general liability insurance shall be endorsed to require at least thirty (30) days advance notice to Buyer prior to the effective date of any decrease in or cancellation of coverage. Seller shall cause Buyer to be named as an additional insured on Seller's insurance policy and shall provide a certificate of insurance to Buyer to establish the coverage maintained by Seller by the start of the contract term.

      C.  Buyer agrees to carry such insurance on it's vehicles and personnel operating on Seller's property as Seller reasonably deems appropriate. The parties acknowledge that Buyer may elect to self insure its vehicles. Upon request, Buyer shall provide insurance to Seller to establish the coverage maintained by Buyer.

      D.  Each of the parties hereto shall obtain from its respective insurers a Waiver of subrogation provision in all insurance policies required pursuant to item C, waiving any subrogation rights against the other party.

    9.  REPRESENTATIONS AND WARRANTIES.

      A.  Seller represents and warrants that all Products delivered to Buyer shall not be adulterated or misbranded, except that Buyer assumes all responsibility for labeling and tagging the feed products in accordance with applicable law, and assuming that Seller's Products meet the specifications set forth in Exhibit A as amended from time to time within the meaning of the Federal Food, Drug and Cosmetic Act and may lawfully be introduced into interstate commerce pursuant to the provisions of the Act. Seller further warrants that the Products shall fully comply with any applicable state laws governing quality, naming and labeling of "Product." Payment of invoice shall not constitute a waiver by Buyer of Buyer's rights as to goods which do not comply with this Agreement or with applicable laws and regulations.

      B.  Seller represents and warrants that Products delivered to Buyer shall be free and clear of liens and encumbrances at the time of delivery to Buyer when title to the Products passes to Buyer.

      C.  Other than the representations and warranties set forth in Sections 9A and 9B above, Seller makes no representation or warranty regarding the Products to be sold to Buyer hereunder. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED.

    10.  NGFA TRADE RULES TO APPLY.  Except as otherwise expressly provided in writing, all Product sales hereunder shall be governed by and subject to the National Grain and Feed Association's Trade Rules applicable on the date of Product sale transaction, and said Trade Rules, to the extent applicable hereto, are hereby incorporated herein by reference. (Copies of the NGFA Trade and

Arbitration Rules are available by contacting the National Grain and Feed Association, 120] New York Ave., N. W., Suite 830, Washington, DC 20005.)

    11.  EVENTS OF DEFAULT.  The occurrence of any of the following shall be an event of default under this Agreement:

      A.  The failure of either party to make payment to the other when due;

      B.  A default by either party in the performance of the covenants, conditions and agreements imposed upon that party by this Agreement; or

      C.  If either party shall become insolvent, or make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets, or be adjudicated bankrupt, or file a petition in bankruptcy, or apply to a court for the appointment of a receiver for any of its assets or properties with or without consent, and such bankruptcy or receiver shall not be discharged within ninety (90) days following such filing or appointment.

    12.  REMEDIES; ARBITRATION.

      A.  Upon the occurrence of an Event of Default, the parties hereto shall have all remedies available under applicable law with respect to an Event of Default by the other party. Without limiting the foregoing, the parties shall have the following remedies whether in addition to or as one of the remedies otherwise available to them: (1) to declare all amounts owed immediately due and payable; and (2) to immediately terminate this Agreement effective upon receipt by the party in default of the notice of termination, provided, however Buyer shall be allowed 3 calendar days from the date of receipt of notice of default for nonpayment to cure any nonpayment.

      B.  Notwithstanding anything in this Agreement to the contrary, upon notice by either party to the other after the occurrence of a specifically identified Event of Default under Section 1 lB above, the parties hereto agree that the sole remedy for resolution of such Event of Default under Section 1 lB shall be through arbitration proceedings before the NGFA under NOFA Arbitration Rules. If Seller is not a member of the NGFA, Seller shall designate a similar arbitration service, but the NGFA rules shall still apply. The decision and award determined through the arbitration shall be final and binding upon Buyer and Seller. Judgment upon the arbitration award may be entered and enforced in any Court having jurisdiction thereof.

    13.  FORCE MAJEURE.  Neither Seller nor Buyer will be liable to the other for any failure or delay in the performance of any obligation under this Agreement due to events beyond its reasonable control, including, but not limited to, fire, storm, flood, earthquake, explosion, act of the public enemy, riots, civil disorders, sabotage, strikes, lockouts, labor disputes, labor shortages, war, stoppages or slowdowns initiated by labor, transportation embargoes, failure or shortage of materials, acts of God, or acts or regulations or priorities of the federal, state or local government or branches or agencies thereof

    14.  INDEMNIFICATION.

      A.  Seller shall indemnify, defend and hold Buyer and its officers, directors, employees and agents harmless from any and all losses, liabilities, damages, expenses (including reasonable attorneys' fees), costs, claims, and demands, that Buyer or its officers, directors, employees or agents may suffer, sustain or become subject to, or as a result of(i) any misrepresentation or breach of warranty, covenant or agreement of Seller contained herein or (ii) the Seller's negligence or willful misconduct.

      B.  Buyer shall indemnify, defend and hold Seller and its officers, directors, managers, employees and agents harmless, from any and all losses, liabilities, damages, expenses (including reasonable attorneys' fees), costs, claims, demands, that Seller or its officers, directors, managers, employees or agents may suffer, sustain or become subject to, or as a result of(i) any misrepresentation or breach of warranty, covenant or agreement of Buyer contained herein or (ii) the Buyer's negligence or willful misconduct.

      C.  Where such personal injury, death or loss of or damage to property is the result of negligence on the part of both Seller and Buyer, each party's duty of indemnification shall be in proportion to the percentage of that party's negligence or faults.

    15.  RELATIONSHIP OF PARTIES.  This Agreement creates no relationship other than that of buyer and seller between the parties hereto. Specifically, there is no agency, partnership, joint venture or other joint or mutual enterprise or undertaking created hereby. Nothing contained in this Agreement authorizes one party to act for or on behalf of the other and neither party is entitled to commissions from the other.

    16.  MISCELLANEOUS.

      A.  This writing is intended by the parties as a final expression of their agreement and a complete and exclusive statement of the terms thereof.

      B.  No course of prior dealings between the parties and no usage of trade, except where expressly incorporated by reference, shall be relevant or admissible to supplement explain, or vary any of the terms of this Agreement.

      C.  Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement shall not be relevant or admissible to determine the meaning of this Agreement even though the accepting or acquiescing party has knowledge of the nature or the performance and an opportunity to make objection.

      D.  No representations, understandings or agreements have been made or relied upon in the making of this Agreement other than as specifically set forth herein.

      E.  This Agreement can only be modified by a writing signed by all of the parties or their duly authorized agents.

      F.  The paragraph headings herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      G.  This Agreement shall be construed and-performed in accordance with the laws of the State of Wisconsin.

      H.  The respective rights, obligations and liabilities of the parties under this Agreement are not assignable or delegable without the prior written consent of the other party. However, either party may, without the consent of the other party, mortgage, pledge, assign as collateral, or otherwise encumber its rights under this Agreement or its assets located on at the Plant to secure any obligations of such party to any lender or other funding source, and in connection therewith, upon the request of the other party hereto from time to time, Seller or Buyer, as the case may be, will provide one or more estoppel certificates in form and substance reasonably satisfactory to the requesting party.

      I.  Except as otherwise required to the contrary in this Agreement, notices shall be deemed to have been given to the party to whom it is addressed, forty-eight (48) hours after it is deposited in certified U.S. mail, postage prepaid, return receipt required, addressed as follows:

Buyer:	1CM Marketing, Inc. P.O. Box 397 310 North First Colwich, Kansas 67030 Attn.: Randy Ives Phone: (316) 796-0940 Fax: (316) 796-0944
Seller:	Badger State Ethanol, LLC Attn: General Manager P.O. Box 317 2443 Bethel Road Monroe, Wisconsin 53566 Phone: (608) 329-3900 Fax: (608) 329-3866

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

ICM MARKETING, INC.
By:	/s/ RANDY IVES
Title:	President

BADGER STATE ETHANOL, LLC
By:	/s/ GARY L. KRAMER
Title:	President

EXHIBIT A

    Minimum Quality standards by product and plant:

Plant	Component	Minimum	Maximum
Monroe DDGS	Protein	28%	—
	Fat	8.5%	—
	Fiber	—	15%
	Ash	—	5%
Plant	Component	Minimum	Maximum
Monroe WDG	Protein	10.5%	—
	Fat	3%	—
	Fiber	—	5%
	Ash	—	2.5%

    Minimum quality standards for all Products shall also he deemed to be "cool and sweet, and with Aflatoxin levels less than 20 ppb maximum.

A–1

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EXHIBIT 10.2